Robert T. Lusk CTP
Senior Vice President

Commercial / Municipal Banking

Exhibit 10

August 2, 2022

Ms. Debbie Whitmire

Executive Vice President

Chief Financial Officer

Miller Industries, Inc.

8503 Hilltop Drive

Ooltewah, Tennessee 37363

Re:	Amendment (the “Modification”) of our Fifty Million Dollar ($50,000,000.00) Credit Facility to Miller Industries, Inc. (the “Loan”)

Dear Debbie:

First Horizon Bank (the “Bank”) is pleased to advise that we have approved a Modification of the existing Amended and Restated Loan Agreement dated as of December 21, 2020 (the “Loan Agreement”), between Miller Industries, Inc., and certain named Subsidiaries (collectively the “Borrower”) and the Bank. Except for the specific changes outlined below, all other terms and conditions of the Loan Agreement and its related documentation will remain in effect and unchanged.

Commitment

Amount:	The current Commitment Amount of Fifty Million Dollars ($50,000,000.00) shall be amended and increased to a revised amount of One Hundred Million Dollars ($100,000,000.00).

Interest Rate:

Considering the approaching cessation of LIBOR Interest Rates on June 30, 2023, together with the direction of various bank regulatory agencies for all banks to stop issuing / amending loans containing LIBOR Interest Rates after December 31, 2021, this Modification will include the substitution of a Replacement Interest Rate Index. The following Replacement Interest Rate Index options will be available under this Modification.

1 Month CME Term SOFR – For any calendar month, the 1 Month CME Term SOFR Reference Rate published by CME Group Benchmark Administration Limited (or any successor administrator thereof) on the first day of each month (or, if not published on the first day of such month, the next date published). The 1 Month CME Term SOFR Index is a risk-free index whereas LIBOR is a credit sensitive index. To make the 1 Month CME Term SOFR Index comparable to the current LIBOR Index, the Bank reserves the right to add the Alternative Rates Reference Committee’s recommended target spread adjustment of 11.448 bps to the 1 Month Term SOFR Index. The target spread adjustment is based upon the historical five-year differential between LIBOR and SOFR, as published on Bloomberg.

First Horizon Bank

701 Market Street

Chattanooga, Tennessee 37402

423-757-4107

rtlusk@firsthorizon.com

Commitment Letter – Ms. Debbie Whitmire

August 2, 2022

1 Month Bloomberg Short-Term Bank Yield Index – A proprietary credit sensitive interest rate index calculated daily and published at 7:00am (EDT) on each US business day.

Once selected prior to closing the Modification, the Replacement Interest Rate Index will remain in place for the life of the Commitment. Below is a comparison of the proposed Replacement Interest Rate Indexes to the current 1 Month LIBOR Rate Index.

Published as of July 29, 2022

1 Month LIBOR Rate = 2.362290%

1 Month CME Term SOFR Rate = 2.284710% + .11448% = 2.399190%

1 Month BSBY = 2.301420%

The Interest Rate under the Commitment shall continue to be subject to a Pricing Matrix including an Applicable Margin that will be added to the Replacement Interest Rate Index. The Interest Rate will be equal to the Replacement Interest Rate Index selected plus an Applicable Margin of 100 basis points, payable quarterly, as long as the Leverage Ratio, as defined in the Loan Agreement, is less than 1:1. If the Leverage Ratio is over 1:1 but not greater than 2:1, the interest rate will be equal to the Replacement Interest Rate Index selected plus an Applicable Margin of 125 basis points, payable quarterly.

Collateral:	The Commitment will remain unsecured.

Regarding Section 7.2 (Mortgages, Liens, Etc.) of the Loan Agreement, there shall be no permitted liens for any amounts placed upon Borrower’s unencumbered accounts receivable, inventory, and fixed assets (property, plant, and equipment) except in the case of chassis financing provided by either dealers or the chassis manufacturers.  All other provisions of Section 7.2 of the Loan Agreement shall remain in full force.

Asset Coverage

Test:

Under Section 6: Affirmative Covenants of the Borrower in the Loan Agreement, a new Asset Coverage Test shall be required. The Asset Coverage Test shall be applicable at all times and tested on a quarterly basis in the Non-Default Certificate.

Borrower’s Asset Coverage Test shall be calculated by adding seventy-five percent (75%) of the book value of all unencumbered accounts receivable (net of allowances for credit losses) and fifty percent (50%) of the book value of all unencumbered inventory and dividing said sum by the outstanding principal balance on the Commitment, minus a Capital Expenditure Exclusion of Thirty-Five Million Dollars ($35,000,000.00). This coverage calculation shall be 2.00 times or greater at all times. As of June 30, 2022, the preliminary Asset Coverage Test value is 21.3 times.

Maturity Date:	The Maturity Date will remain May 31, 2027.

Closing Costs:

Borrower shall reimburse the Bank for all filing fees, legal fees, documentation preparation expenses, lien searches and recording costs incurred by the Bank on behalf of the Borrower relative to the Modification, regardless of whether the Modification is actually closed. All loan documentation shall be in form and content satisfactory to the Bank and its legal counsel.

Commitment Letter – Ms. Debbie Whitmire

August 2, 2022

Acceptance of this Commitment may be made by signing and returning to us a copy of this letter on or before August 31, 2022. If you accept this Commitment but fail to execute the Bank’s required Loan Documents by September 30, 2022, this offer shall expire on said date and the Existing Loan Agreement and associated documentation will continue in accordance with their existing terms and conditions.

This Commitment Letter supersedes the Bank’s previous Commitment Letter dated August 1, 2022.

Debbie, we appreciate this opportunity to be of assistance.

Sincerely,

/s/ Robert T. Lusk

Robert T. Lusk, CTP

Senior Vice President

Accepted and agreed this 3rd day of August, 2022.

Miller Industries, Inc.

By: /s/ Debbie Whitmire

Title:CFO